Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER ANNOUNCES
SENIOR MANAGEMENT CHANGES

Irving, Texas, November 30, 2004, Magnum Hunter Resources, Inc. (NYSE: MHR) announced today several changes to management personnel in the Company’s finance, capital markets and investor relations departments. These changes address the resignation of Mr. Chris Tong, effective January 1, 2005, as the Company’s Senior Vice President and Chief Financial Officer. Mr. Tong has accepted a similar position at Noble Energy, Inc. (NYSE: NBL); a $3.75 billion equity market capitalized multi-national exploration and production company headquartered in Houston, Texas.

In conjunction with Mr. Tong’s resignation, Mr. Bradley Davis, age 45, has been appointed Senior Vice President and Chief Financial Officer (Interim) of the Company. Mr. Davis has served as Magnum Hunter’s Senior Vice President of Capital Markets and Corporate Development since September 2002. He has 23 years of experience and direct involvement in all facets of the energy industry, including nine years as a Senior Equity Research Analyst specializing in the small-to-mid capitalization independent exploration and production sector. Mr. Davis will continue to report to Mr. Gary C. Evans, Magnum Hunter’s President and Chief Executive Officer.

Mr. Howard M. Tate, age 36, has been appointed Vice President of Capital Markets, with primary responsibility for the investor relations function. Mr. Tate has served as Magnum Hunter’s Vice President of Finance since April 2002 where he was responsible for the Company’s banking relations, risk management and financial analysis functions. Mr. Tate holds a Bachelor of Science degree in Accounting and Finance from Oklahoma State University and a Master of Business Administration from the University of Houston. He will report to Mr. Davis.

Mr. Mark H. Wolf, age 42, has been hired and appointed Vice President of Finance. Mr. Wolf has served as a financial consultant to the Company since August 2004. From May 1990 until December 2003, Mr. Wolf was employed by CIBC World Markets and predecessor entities, most recently as an Executive Director in the Leveraged Finance Group specializing in the exploration and production sector of the energy industry. Mr. Wolf was employed as a corporate finance specialist in the Real Estate Group of MBank in Houston, Texas from August 1987 to May 1990. He holds a Bachelor of Arts degree in Economics and a Master of Business Administration from the University of Texas at Austin. Mr. Wolf will report to Mr. Davis.

Commenting on his resignation, Mr. Chris Tong stated, “I have thoroughly enjoyed my seven years as Magnum Hunter’s Chief Financial Officer. During my tenure, the Company has grown substantially from approximately $250 million in assets to over $1.6 billion. I have been privileged to be a part of Magnum Hunter’s success and I believe the Company is well positioned for the future. I leave knowing that Magnum Hunter is on very solid financial footing and secure in the knowledge that the financial, accounting and treasury team at Magnum Hunter are of the highest quality, both personally and professionally. I will miss the many friends I have made during my tenure with the Company. The reason for my departure is directly attributable to the opportunities that I see at Noble Energy. I look forward to joining Noble’s management team soon and I wish all of the best to Magnum Hunter’s employees and shareholders.”

Mr. Gary C. Evans, President and Chief Executive Officer of Magnum Hunter stated, “All of us at Magnum Hunter will sorely miss Chris. He has been a most valuable employee to this organization and I have no doubt will immediately prove his financial capabilities at his new employer in Houston. During Chris’s tenure at Magnum Hunter, his department has completed some extraordinary financings that have been an integral part of our growth projectory. We are very fortunate to have the depth and expertise within our own organization to realign responsibilities in the finance and capital market departments that will allow for a smooth transition. I know that I echo all of our employees’ thoughts and desires as we wish Chris and his family the very best for the future.”

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: HOWARD M. TATE,
VICE PRESIDENT OF CAPITAL MARKETS (972) 401-0752